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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Washington National Corporation for the registration of 50,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 13, 1995 with respect to the consolidated financial statements of Washington National Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and March 24, 1995 with respect to the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Chicago, Illinois
September 15, 1995